Exhibit 5.2

Seagate Technology

P.O. Box 309GT

Ugland House

South Church Street

George Town

Grand Cayman

Cayman Islands

26 May 2006

Dear Sirs

Seagate Technology

We have acted as Cayman Islands legal advisers to Seagate Technology (the “Company”) in connection with the Company’s registration statement on Form S-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to up to 18,467,997 common shares, par value $0.00001 per share, of the Company (the “Common Shares”) issuable upon conversion of the 2.375% Convertible Senior Notes due 2012 of Maxtor Corporation (the “Notes”) issued pursuant to an indenture dated as of 15 August 2005 between Maxtor Corporation and U.S. Bank National Association as trustee (as amended and/or supplemented from time to time, the “Indenture”). We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	DOCUMENTS REVIEWED

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	the certificate of incorporation of the Company dated 10 August 2000, the certificate of incorporation on change of name dated 1 November 2000, the certificate of incorporation on change of name dated 3 December 2002 and the third amended and restated memorandum and articles of association of the Company adopted on 28 October 2004;

1.2	the minutes of a meeting of the board of directors of the Company held on 20 December 2005;

1.3	the Registration Statement; and

1.4	a certificate from an officer of the Company (the “Officer’s Certificate”).

2	ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Officer’s Certificate.

3	OPINION

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that the Common Shares into which the Notes are convertible pursuant to the terms of the Indenture have been duly authorized and reserved for issuance. Upon valid conversion of the Notes in accordance with the terms of the Indenture and, upon entry of such Common Shares in the register of members of the Company in accordance with the Companies Law (2004 Revision) of the

Cayman Islands, such Common Shares will have been legally and validly issued as fully paid and non-assessable shares.

4	QUALIFICATIONS

This opinion is subject to the following qualification and limitation that under the Companies Law (2004 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2004 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

We hereby consent to filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours faithfully,

/s/ Maples and Calder

MAPLES and CALDER